UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 20, 2023

SENECA FOODS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York (State or Other Jurisdiction of Incorporation)	0-01989 (Commission File Number)	16-0733425 (IRS Employer Identification No.)

350 WillowBrook Office Park, Fairport, NY 14450
(Address of principal executive offices, including zip code)

(585) 495-4100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:
Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock Class A, $0.25 Par	SENEA	NASDAQ Global Select Market
Common Stock Class B, $0.25 Par	SENEB	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement

On January 20, 2023, Seneca Foods Corporation, Seneca Foods, LLC, Seneca Snack Company, Green Valley Foods, as Borrowers, and certain subsidiaries of Borrowers as Guarantors (collectively, the "Company") entered into a Second Amended and Restated Loan and Guaranty Agreement (the "Loan Agreement") with Farm Credit East, ACA. The Loan Agreement amends, restates and replaces in its entirety the Amended and Restated Loan and Guaranty Agreement dated as of May 28, 2020 (as amended from time to time, the “Existing Loan Agreement”). The Loan Agreement continues the term loan under the Existing Loan Agreement and designates such loan as “Term Loan A-1” and adds a second term loan designated as “Term Loan A-2”, each as summarized below:

Term Loan A-1
The Loan Agreement continues certain aspects of the original $100 million term loan from the Existing Agreement, namely Term Loan A-1 will continue to bear interest at a fixed interest rate of 3.3012%, mature on June 1, 2025, and remain unsecured. Principal payments in the amount of $1 million together with interest on the unpaid principal amount outstanding will also continue to be payable quarterly on March 1, June 1, September 1 and December 1 each year, which commenced on September 1, 2020. As of January 25, 2023, the outstanding principal amount of Term Loan A-1 was $90 million.

Term Loan A-2: The Loan Agreement adds an additional term loan in the amount of $175 million that will mature on January 20, 2028 and is secured by a portion of the Company’s property, plant and equipment. Term Loan A-2 bears interest at a variable interest rate based upon SOFR plus an additional margin determined by the Company’s leverage ratio. Principal payments in the amount of $1.5 million together with interest on the unpaid principal amount outstanding will be payable quarterly on March 1, June 1, September 1 and December 1 each year, commencing March 1, 2023. The proceeds of Term Loan A-2 shall be used for working capital and general company purposes, including the repayment of loans outstanding under the Company’s revolving credit facility.

The Company's obligations under the Loan Agreement are jointly and severally guaranteed by all existing and future domestic subsidiaries of the Company, subject to certain exceptions. Obligations under the Loan Agreement may be declared due and payable upon the occurrence of certain events of default, as defined in the Loan Agreement, including failure to pay any obligations when due and payable, failure to comply with any covenant or representation of any loan document, any change of control, cross-defaults and certain other events as set forth in the Loan Agreement, with grace periods in some cases.

The Loan Agreement contains restrictive covenants usual and customary for loans of its type, which include, with specified exceptions, limitations on the ability of the Company and its subsidiaries to engage in certain business activities, incur debt, have liens, pay dividends or make other distributions, enter into affiliate transactions, consolidate, merge or acquire or dispose of assets, and make certain investments, acquisitions and loans.  The Loan Agreement also requires the Company to satisfy certain financial covenants including minimum EBITDA and minimum tangible net worth which apply to both terms loans described above.

The foregoing description of the Loan Agreement is not complete and is qualified in its entirety by the terms and provisions of the Loan Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03         Creation of a Direct Financial Obligation

On January 20, 2023, the Company entered into a Second Amended and Restated Loan and Guaranty Agreement.  The description of the terms of the Loan Agreement set forth above in Item 1.01 is hereby incorporated by reference into this Item.

Item 9.01         Financial Statements and Exhibits.

Exhibit
No.	Description
10.1	Second Amended and Restated Loan and Guaranty Agreement as of January 20, 2023 by and among Seneca Foods Corporation, Seneca Foods, LLC, Seneca Snack Company, Green Valley Foods, LLC as Borrowers and Certain Subsidiaries of Borrowers as Guarantors and Farm Credit East, ACA as Lender (filed herewith)

104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:         January 26, 2023

SENECA FOODS CORPORATION

By:	/s/ Timothy J. Benjamin
Timothy J. Benjamin
Chief Financial Officer